NEWS....	Contact: Robert S. Merritt or
April 20, 2004, FOR IMMEDIATE RELEASE	Lisa Hathcoat, (813) 282-1225

OUTBACK STEAKHOUSE, INC.
REPORTS FIRST QUARTER RESULTS

Tampa, Florida, April 20 --- Outback Steakhouse, Inc. (NYSE-OSI) today reported that net income for the three months ended March 31, 2004 was $48,331,000, equal to $0.62 per share (diluted), compared with $42,575,000 or $0.54 per share (diluted) for the same period in 2003.  Revenues for the quarter increased by 25.3% to $816,561,000, compared with $651,678,000 during the same quarter last year.  Approximately $23,843,000 of the revenue increase was the result of consolidation of 33 joint venture stores due to implementation of a new accounting pronouncement as discussed below.  System-wide sales grew by 16.8% for the quarter compared with the respective period last year.  System-wide sales is a non-GAAP financial measure that includes sales of all restaurants operating under the Company’s brand names, whether the Company owns them or not.  The two components of system-wide sales, including those of Outback Steakhouse, Inc. and those of franchisees and development joint ventures, are provided in the attached supplemental tables.

The Company adopted a new accounting standard titled FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46”) during the first quarter ended March 31, 2004.  FIN 46 addresses consolidation by businesses of variable interest entities in which a business absorbs a majority of the ownership, contractual or other financial interests in the entity.  The interpretation requires that if a business has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business.   Implementation of this standard resulted in the consolidation of 29 Carrabba's Italian Grills, two Outback Steakhouses, one Roy’s and one Bonefish Grill as of January 1, 2004, all of which were previously unconsolidated development joint ventures.  Additionally, the Company is now consolidating a limited liability company owned by its California franchisee, for which the Company provides a debt guarantee on an uncollateralized line of credit of up to $35,000,000.  The consolidation of this company resulted in an approximate increase of $29,000,000 to both the Company’s long-term assets and short-term debt, and an increase to the Company’s interest income and interest expense in offsetting amounts of approximately $118,000.  The debt guarantee provided by the Company expires in December 2004; this event as well as other changes that could occur prior to that date may require deconsolidation of this company in future reporting periods.  Consolidation of these entities under FIN 46 does not change the Company’s operations and is an accounting presentation change only.  The Company’s net income was not affected by this change for the quarter ended March 31, 2004.

Additionally, the Company reported that in March 2004, it acquired the 36% minority ownership interests of its partners in nine Carrabba's Italian Grills operating in Texas for $3.7 million in cash.

Comparable store sales and average unit volumes for the Company’s restaurant brands for the quarter ended March 31, 2004 compared to the same quarter in 2003 changed by approximately:

Quarter ended March 31, 2003	Company-owned		Franchised and development joint venture		System-wide

Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses……………...….......................…………………	6.7%	(1)	8.0%	(1)	6.9%
Carrabba’s Italian Grills………...….............................………………	5.0%	(1)	N/A	(1)	5.0%
Fleming’s Prime Steakhouse and Wine Bars................………………	19.1%		N/A		19.1%
Roy’s……………...….......................…………………………………	17.9%	(1)	N/A	(1)	17.9%
Bonefish Grills……………...….......................………………………	13.4%	(1)	N/A	(1)	13.4%
Domestic average unit volumes
Outback Steakhouses……………...….......................…………………	5.2%	(1)	5.8%	(1)	5.4%
Carrabba’s Italian Grills………...….............................………………	1.0%	(1)	N/A	(1)	2.7%
Fleming’s Prime Steakhouse and Wine Bars................………………	11.2%		N/A		11.2%
Roy’s……………...….......................…………………………………	14.0%	(1)	N/A	(1)	15.5%
Bonefish Grills……………...….......................………………………	-0.3%	(1)	-3.3%	(2)	1.0%

(1)          Previously reported joint venture stores for 29 Carrabba's Italian Grills, two Outback Steakhouses, one Roy’s and one Bonefish Grill are now consolidated and the current and comparable periods are reported as Company-owned upon adoption of a new accounting standard.

(2)          Represents four restaurants for average unit volumes in 2004 and 2003.

The Company will conduct a conference call today, Tuesday, April 20, 2004 at 8:30 a.m. Eastern Daylight Savings Time, to discuss its financial results for the quarter ended March 31, 2004.  The discussion will be carried live on the Internet and can be accessed via the Company’s website at www.outback.com under the Company Info, Investor Relations section.  Replay of the conference call via the Internet will be available shortly after the event at the same location.

The Company’s restaurant system operates in 50 states and 21 countries internationally.

More...

STATEMENTS OF OPERATIONS
(in thousands, except for per share data)

	Three months ended
	March 31,
	2004	2003
Revenues
Restaurant sales........................................................……	$ 811,592	$ 646,672
Other revenues...........................................................……	4,969	5,006
Total revenues..........................................................……	816,561	651,678
Costs and expenses
Cost of sales.............................................................……	292,437	232,831
Labor & other related...............................................……	199,025	158,950
Other restaurant operating........................................……	169,614	135,004
Distribution expense to employee partners, excluding stock expense...........	18,523	15,183
Employee partner stock buyout expense..................…..................…	2,079	1,255
Depreciation and amortization………………………….	24,477	19,953
General & administrative.........................................……	30,703	22,496
Income from operations
of unconsolidated affiliates.....................................……	(253)	(1,289)
	736,605	584,383
Income from operations	79,956	67,295
Other income (expense), net……………………………..	(873)	(943)
Interest income ..……………...…….…….………	332	542
Interest expense..……………...…….…….………	(705)	(353)
Income before elimination of minority partners' interest and
provision for income taxes...........................................……	78,710	66,541
Elimination of minority partners' interest.......................……	4,397	1,323
Income before provision for income taxes.......................……	74,313	65,218
Provision for income taxes.......................……....................…	25,982	22,643
Net income................................………………...……	$ 48,331	$ 42,575

Basic earnings per share……………………….	$ 0.65	$ 0.56
Basic weighted shares outstanding……….	74,487	75,755

Diluted earnings per share……………………….	$ 0.62	$ 0.54
Diluted weighted shares outstanding……………………	78,499	78,215

SUPPLEMENTAL BALANCE SHEET INFORMATION (in millions):	As of March 31, 2004
Cash	$ 92
Working capital (1)	$ (96)
Current portion of long-term debt (1)	$ 87
Long-term debt	$ 4

(1)  Includes $29 million of debt owed by a franchisee of the Company which is due December 31, 2004, and for which the Company provides a guarantee.

	Three months ended
	March 31,
OUTBACK STEAKHOUSE, INC. RESTAURANT SALES (in millions):	2004	2003
Outback Steakhouse restaurants
Domestic……………...….......................…………………	$ 575	$ 505
International………...….............................………………	35	21
Total…………………………………………………..	610	526
Carrabba's Italian Grills………………………………………	122	76
Other………………………………………………………	80	45

Total company-owned restaurant sales.................................……	$ 812	$ 647

The following information presents sales for both the franchised and unconsolidated development joint venture restaurants. These are stores that are not owned by the Company and from which the Company only receives a franchise royalty or a portion of their total income.  Management believes that franchise and unconsolidated development joint venture sales information is useful in analyzing Company revenues because franchisees and affiliates pay service fees and/or royalties that generally are based on a percent of sales.  Management also uses this information to make decisions about future plans for the development of additional restaurants and new concepts as well as evaluation of current operations.

These sales do not represent sales of Outback Steakhouse, Inc., and are presented only as an indicator of the changes in the restaurant system, which management believes is important information regarding the health of the Company’s restaurant brands.

	Three months ended
	March 31,
FRANCHISED AND DEVELOPMENT JOINT VENTURE SALES (in millions):	2004	2003
Outback Steakhouse restaurants
Domestic……………...….......................…………………	$ 88	$ 96
International………...….............................………………	23	24
Total…………………………………………………..	111	120
Carrabba's Italian Grills……………………………………	-	22
Other………………………………………………………	3	4

Total franchise and development joint venture sales (1)	$ 114	$ 146
Income from franchise and development joint ventures (2)	$ 4	$ 6

(1)  Franchised and development joint venture sales are not included in our Company revenues as reported in our Consolidated Statements of Income.

(2)  Represents the franchise royalty and portion of total income included in our Consolidated Statements of Income in the line items Other revenues  or Income from operations of unconsolidated affiliates.

RESTAURANTS IN OPERATION AS OF MARCH 31:	2004		2003
Outback Steakhouses
Company-owned - domestic……………...….......................…	629	(1)	589
Company-owned - international………...….............................	57		33
Franchised and development joint venture - domestic..............	100	(1)	118
Franchised and development joint venture - international........	51		55
Total................…....................................................................	837		795
Carrabba's Italian Grills
Company-owned.........................................................................	154	(1)	98
Development joint venture.........................................................	-	(1)	29
Total. ......................................................................................	154		127
Bonefish Grills
Company-owned.........................................................................	38	(1)	15
Franchised and development joint venture..............................…	4	(1)	4
Total. ......................................................................................	42		19
Fleming’s Prime Steakhouse and Wine Bars
Company-owned.........................................................................	22		18
Roy’s
Company-owned.........................................................................	18	(1)	15
Franchised and development joint venture................................	-	(1)	2
Total. ......................................................................................	18		17
Lee Roy Selmon’s
Company-owned ........................................................................	2		1
Cheeseburger in Paradise
Company-owned ........................................................................	4		1

System-wide total.........................................................................	1,079		978

(1)  Two Outback Steakhouses, 29 Carrabba's Italian Grills, one Bonefish Grill and one Roy’s are now included in Company-owned stores as a result of adoption of FIN 46.  Additionally, the minority ownership interests of the Company’s partners in nine of the newly consolidated Carrabba's were acquired in March 2004.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. These statements are based on current expectations that are subject to risks and uncertainties, including, but not limited to: price and availability of commodities, such as beef, chicken, shrimp, pork, dairy, potatoes and onions which are subject to fluctuation and could increase or decrease more than the Company expects; inflation; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts; consumer perception of food safety; local, regional, national and international economic conditions; the seasonality of the Company's business; demographic trends; the cost of advertising and media; government actions and policies; available financing for the Company and its franchisee and the impact of adoption of new accounting standards.

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